Exhibit 4.1

LEXMARK INTERNATIONAL, INC.

as Issuer

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 26, 2007

to

Indenture

Dated as of May 11, 1998

as amended by the First Supplemental Indenture

Dated as of June 22, 2000

$150,000,000

6 ¾% Senior Notes due 2008

SECOND SUPPLEMENTAL INDENTURE dated as of March 26, 2007, by and between LEXMARK INTERNATIONAL, INC., a Delaware corporation (the "Issuer") and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as Trustee (the "Trustee").

WHEREAS, the Issuer and Guarantor have heretofore executed and delivered to the Trustee an Indenture dated as of May 11, 1998 (the "Indenture"), providing for the issuance of $150,000,000 aggregate principal amount of 6 ¾% Senior Notes due 2008 (the "Notes");

WHEREAS, the Issuer and Guarantor have heretofore executed and delivered to the Trustee a First Supplemental Indenture dated as of June 22, 2000;

WHEREAS, the Issuer desires by this Second Supplemental Indenture pursuant to and as contemplated by Section 901 clause (7) (incorrectly marked as clause (5) in the Indenture due to typographical error) of the Indenture to make a change to the Indenture that does not materially and adversely affect the interests of the Holders;

WHEREAS, the Issuer desires to amend the Indenture to (i) allow for any Permitted Receivables Financing to include the transfer of accounts receivable by the Issuer without any requirement that such program be intended by the parties thereto to be treated as an “off balance sheet” transaction and (ii) clarify the aggregate outstanding amount allowed for any Permitted Receivables Financing under the Indenture;

WHEREAS, the amendments contemplated herein do not materially and adversely affect the interests of the Holders and therefore do not require the consent of any Holders;

WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by resolution of the Board of Directors of the Issuer; and

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding legal instrument enforceable in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other and for the equal and ratable benefit of the holders of the Notes, as follows:

ARTICLE I

AMENDMENTS

Section 1.01  Amendment to Definition of “Permitted Receivables Financing.” The definition of “Permitted Receivables Financing” included in Section 101 of the Indenture is hereby amended in whole to read as follows:

“Permitted Receivables Financing” means any program for the transfer  without recourse (other than customary limited recourse) by the Issuer or any of its Subsidiaries to any buyer, purchaser or lender of interests in accounts  receivable, so long as the aggregate outstanding amount of receivables transferred by the Issuer and its Subsidiaries and for which cash advances shall have been  made pursuant to such program (i.e. the aggregate amount advanced under such  program without regard to any excess collateralization requirements of such  program) shall not exceed $500,000,000 at any one time.

Section 1.02  Amendment to Limitation on Liens.  Clause (xi) of Section 1008(a) of the Indenture is hereby amended in whole to read as follows:

(xi) any Lien that may, or may be deemed to, arise from a Permitted  Receivables Financing;

ARTICLE II

MISCELLANEOUS PROVISIONS

Section  2.01  Defined Terms. For all purposes of this  Second  Supplemental  Indenture,  except as otherwise  defined or  unless the  context  otherwise  requires, terms used  in capitalized form in this Second Supplemental Indenture and defined in the Indenture or the First Supplemental Indenture have the meanings specified in the Indenture or the First Supplemental Indenture, respectively.

Section 2.02  Indenture. Except as amended hereby, the Indenture, the First Supplemental Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

Section 2.03  Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.04  Successors. All agreements of the Issuer in this Second Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 2.05  Duplicate Originals. All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.06  Severability. In case any one or more of the provisions in this Second Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.07  Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture and the First Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture and First Supplemental Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by corporate action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 2.08  Effectiveness. This Second Supplemental Indenture shall become effective March 26, 2007, 12:01 a.m. Eastern Time, conditioned only upon its execution, the prior receipt by the Trustee of an Officer's Certificate from the Issuer, and an opinion of counsel to the Issuer, each of which shall be dated no earlier than the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first written above.

LEXMARK INTERNATIONAL, INC.,
as Issuer

By:   /s/ Richard A. Pelini
Vice President and Treasurer

THE BANK OF NEW YORK
TRUST COMPANY, N.A.
as Trustee

          /s/ L. Garcia
By:           L. Garcia
    Title:     Vice President